Exhibit 99.1

Ardea	John Beck
Contact:	Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com
Ardea Biosciences Reports Recent Accomplishments and Third Quarter and Year-to-Date 2010 Financial Results
Enrollment Completed in Phase 2b Study Evaluating RDEA594 Added to Allopurinol in Gout Patients Not Adequately Responding to Allopurinol Alone
SAN DIEGO, November 9, 2010 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases, today reported recent accomplishments and financial results for the three and nine months ended September 30, 2010.
“Recent data from two clinical studies demonstrate that the combination of RDEA594 with either of the currently marketed drugs for gout, febuxostat (Uloric®) or allopurinol, results in significantly larger reductions in uric acid levels in gout patients than those achieved by dosing either of these marketed drugs alone,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “The magnitude of activity observed with these oral combinations represents an opportunity to bring relief to the millions of gout patients who do not adequately respond to available therapies, including the severe, refractory gout population.”
“We also are pleased to announce that we have recently completed enrollment in our large, randomized, Phase 2b study designed to evaluate the benefit of adding RDEA594 to allopurinol in gout patients who do not adequately respond to allopurinol alone,” added Dr. Quart. “We expect to complete dosing by year-end and report top-line results in January.”
Recent Accomplishments and Important Upcoming Events
•	We recently announced results from a clinical study evaluating the use of RDEA594 in combination with febuxosat in gout patients. In this study, 100 percent of patients receiving the combination achieved serum urate (“sUA”) levels below the clinically important target level of 6 mg/dL, compared to 67 percent and 56 percent for patients receiving 40 mg and 80 mg, respectively, of febuxostat alone. At the highest combination doses tested (600 mg RDEA594 combined with 80 mg febuxostat), 100 percent of patients reached sUA levels below 4 mg/dL, with 58 percent achieving levels below 3 mg/dL. No patient achieved these reduced sUA levels on either dose of febuxostat alone. The combination of RDEA594 and febuxostat was well tolerated with no serious adverse events or discontinuations due to adverse events.

•	We also announced results from a clinical study evaluating the use of RDEA594 in combination with allopurinol in gout patients. In this study, 100 percent of patients at all combination doses evaluated achieved sUA levels below the target of 6 mg/dL, compared to 20 percent of patients on allopurinol alone. Of patients receiving RDEA594 600 mg alone, 67 percent achieved sUA levels below 6 mg/dL, which was significantly higher than the percent reaching target on allopurinol alone (p < 0.05). At the highest combination doses tested, 90 percent of patients reached sUA levels below 5 mg/dL, and 50 percent reached levels below 4 mg/dL. The combination of RDEA594 and allopurinol was well tolerated, with no serious adverse events or discontinuations that were considered possibly related to RDEA594 or the combination.
•	Enrollment has been completed in our randomized, placebo-controlled, Phase 2b study evaluating the addition of RDEA594 to allopurinol in more than 200 gout patients not responding adequately to allopurinol alone. We expect to complete dosing in this study by year-end and announce top-line results in January 2011.

•	We were awarded a $733,000 grant under the Patient Protection and Affordable Care Act. We expect the grant to be fully funded in the fourth quarter of 2010.

•	Results from our single-agent, dose-escalation, Phase 1 study of BAY 86-9766 (formerly known as RDEA119) in advanced cancer patients will be presented by Colin Weekes, MD, PhD, Assistant Professor, Division of Medical Oncology at the University of Colorado School of Medicine, on November 18, 2010 at the 22nd EORTC-NCI-AACR symposium on “Molecular Targets and Cancer Therapeutics.” In addition, data from preclinical studies of BAY 86-9766 demonstrating its potential for administration in combination with other anti-cancer agents will be presented during the conference.

•	In coordination with Bayer, we intend to continue our ongoing Phase 1/2 study of BAY 86-9766 in combination with sorafenib in advanced cancer patients with different tumor types.
Third Quarter and Year-to-Date 2010 Financial Results
As of September 30, 2010, we had $89.4 million in cash, cash equivalents and short-term investments, and $2.8 million in receivables, compared to $50.9 million in cash, cash equivalents and short-term investments, and $1.4 million in receivables as of December 31, 2009. The net increase in cash, cash equivalents and short-term investments for 2010 was due primarily to our April 2010 public offering of common stock, partially offset by the use of cash to fund our clinical-stage programs, personnel costs and for other general corporate purposes. The increase in receivables for 2010 was due to increased reimbursements of third-party development costs associated with our MEK inhibitor program under our license agreement with Bayer.
Revenues totaled $3.3 million and $10.1 million for the three and nine months ended September 30, 2010, respectively. Revenues totaled $9.2 million and $14.7 million for the three and nine months ended September 30, 2009, respectively. The revenues earned in 2009 and 2010 resulted from the recognition of a portion of the upfront, non-refundable license fee under the Bayer agreement and the related reimbursement by Bayer of third-party development costs. The decrease in revenues for both the three and nine months ended September 30, 2010 was the result of extending the amortization period of the upfront license fee due to an increase in the estimated time period in which we are expected to complete our obligations under the Bayer agreement.
For the three and nine months ended September 30, 2010, total operating expenses increased to $21.4 million and $50.7 million, respectively, from $11.4 million and $38.5 million for the same periods in 2009. Total operating expenses for the three and nine months ended September 30, 2010 included non-cash stock-based compensation charges of $5.5 million and $9.0 million, or $0.24 per share and $0.42 per share, respectively, as compared to charges of $1.3 million and $4.3 million, or $0.07 per share and $0.24 per share, respectively, for the same periods in 2009. These increased charges were in connection with the departure of certain employees during the third quarter of 2010. The increase in total operating expenses between the 2009 and 2010 periods was primarily a result of an increase in research and development expense due mainly to the continued development and progression of our clinical and preclinical programs, as well as the above-described increase in non-cash, stock-based compensation expense.

Net loss for the three and nine months ended September 30, 2010 was $18.2 million and $41.0 million, or $0.79 per share and $1.92 per share, respectively, compared to a net loss for the same periods in 2009 of $2.5 million and $24.5 million, or $0.13 per share and $1.36 per share, respectively. The increase in net loss between these periods was due primarily to the decrease in revenues and increase in operating expenses, described previously. In addition, the increase in net loss per share for the nine months ended September 30, 2010 compared to the same period in 2009 was partially offset by an increase in weighted-average shares outstanding in 2010 as a result of our April 2010 public offering of common stock.

ARDEA BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Revenues:
License fees	$2,171	$8,178	$7,024	$13,191
Reimbursable research and development costs	1,123	991	3,064	1,490

Total revenues	3,294	9,169	10,088	14,681

Operating expenses:
Research and development	14,687	8,999	37,822	30,720
General and administrative	6,669	2,404	12,915	7,807

Total operating expenses*	21,356	11,403	50,737	38,527

Loss from operations	(18,062)	(2,234)	(40,649)	(23,846)

Other income (expense):
Interest income	100	65	281	320
Interest expense	(204)	(320)	(693)	(1,032)
Other income, net	1	18	26	21

Total other income (expense)	(103)	(237)	(386)	(691)

Net loss	$(18,165)	$(2,471)	$(41,035)	$(24,537)

Basic and diluted net loss per share	$(0.79)	$(0.13)	$(1.92)	$(1.36)

Shares used in computing basic and diluted net loss per share	22,902	18,327	21,355	18,062

*	Includes $5.5 million and $9.0 million in non-cash, stock-based compensation expense, for the three and nine months ended September 30, 2010, respectively, as compared to $1.3 million and $4.3 million, respectively, for the same periods in 2009.
Condensed Consolidated Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$89,446	$50,891
Total assets	$95,487	$55,065
Total stockholders’ equity	$73,166	$24,741

About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. RDEA594, our lead product candidate for the chronic management of hyperuricemia and gout, is a once-daily, oral inhibitor of the URAT1 transporter in Phase 2 clinical development. Our next-generation URAT1 inhibitor program is currently in preclinical development. BAY 86-9766, formerly known as RDEA119, is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed under a global license agreement with Bayer HealthCare AG. BAY 86-9766 has been evaluated in advanced cancer patients with different tumor types as a single agent in a Phase 1 study and is currently being evaluated in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in a Phase 1/2 study. Our two product candidates for the treatment of HIV, RDEA806 and RDEA427, are non-nucleoside reverse transcriptase inhibitors (NNRTIs), which have successfully completed a Phase 2a study in HIV patients and a human micro-dose pharmacokinetic study in healthy volunteers, respectively.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, BAY 86-9766 (RDEA119), RDEA806, RDEA427 and our other compounds, the timing and results of our preclinical, clinical and other studies and our financial performance. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
###